Exhibit (23.1)

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No.3-44164) pertaining to the Dividend Reinvestment Plan and in the related Prospectus, and in the Registration Statements (Forms S-8 No.33-60530 and Form S-8 No. 33-48549) pertaining to the 1992 Incentive Stock Option Plan and (Form S-8 No. 33-69403) pertaining to the 401(K) Plan of S&T Bancorp, Inc. and subsidiaries, of our report dated January 17, 2003, with respect to the consolidated financial statements of S&T Bancorp, Inc. and subsidiaries incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

March 21, 2003